Exhibit 10.3

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), dated as of June 12, 2012, is among ELIZABETH ARDEN, INC., a Florida corporation (the “Borrower”), the banks party hereto, JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), as the administrative agent (the “Administrative Agent”), and BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as the collateral agent (the “Collateral Agent”, and together with the Administrative Agent, the “Agents”).

RECITALS:

A. The Borrower, the Administrative Agent, the Collateral Agent and the banks party thereto have entered into that certain Third Amended and Restated Credit Agreement dated as of January 21, 2011 (such agreement, as the same may be amended or otherwise modified, the “Agreement”).

B. The Borrower has informed the Administrative Agent, the Collateral Agent and the Banks that the Borrower desires to obtain from JPMorgan Chase Bank, N.A. a term loan in an aggregate principal amount not to exceed $30,000,000 pursuant to that certain Credit Agreement (Second Lien) between JPMorgan Chase Bank, N.A., as term lender (the “Term Lender”) and the Borrower (such agreement as the same may be amended or otherwise modified, the “Second Lien Credit Agreement”). The term loan shall be secured by Liens in favor of the Term Lender in the Collateral which Liens shall be subordinated to the Liens in favor of the Collateral Agent under the Loan Documents pursuant to that certain Intercreditor Agreement, dated as of June 12, 2012, among the Collateral Agent, the Administrative Agent, the Borrower, the Guarantors, and the Term Lender (such agreement, as the same may be amended or otherwise modified, the “Intercreditor Agreement”). In accordance with Section 2.11(b) of the Agreement, the Borrower shall make a payment (without a permanent reduction of the underlying Commitments) of the Loans in an amount equal to 100% of the Net Proceeds from the issuance of the term loan.

C. The Borrower has also informed the Administrative Agent, the Collateral Agent and the Banks that the Borrower desires to acquire certain licenses and other assets from Give Back Brands and has acquired certain licenses and inventory from New Wave LLC (the “Acquisitions”).

D. The Borrower and the Guarantors have requested that the Agents and the Banks amend certain provisions of the Agreement and the Agents and the Banks party hereto have agreed to do so on and subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

ARTICLE I.

Definitions

Section 1.1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

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ARTICLE II.

Amendments

Section 2.1. Amendment to Section 1.01 (Definitions). Each of the following definitions contained in Section 1.01 of the Agreement is amended in its entirety to read as follows:

“Bank Product Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or any Subsidiary to any Bank or any Affiliate of any Bank, of every kind, nature and description arising under or in respect of any Bank Product (including arising under or in respect of any Guarantee thereof), whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated. Bank Product Obligations shall not include any indebtedness, liabilities, obligations, covenants or duties of the Borrower or any Subsidiary to the Second Lien Term Lender under the Second Lien Documents.

“Obligations” means (a) the “Obligations” as defined in the Guarantee Agreement and (b) the Bank Product Obligations. Obligations shall not include any indebtedness, liabilities, obligations, covenants or duties of the Borrower or any Subsidiary to the Second Lien Term Lender under the Second Lien Documents.

Section 2.2. Amendment to definition of “Borrowing Base” in Section 1.01 (Definitions). Clause (h) of the definition of the term “Borrowing Base” contained in Section 1.01 of the Agreement is amended in its entirety to read as follows:

(h) Reserves. Any Second Lien Reserve then in effect, the Bank Product Reserve and the aggregate amount of the other reserves established by the Administrative Agent at any time and from time to time after the Effective Date that the Administrative Agent determines are necessary to protect the Banks’ interests, such determination to be made in the Administrative Agent’s reasonable and sole discretion. Reserves established under this clause (h) may include, without limitation: (i) with respect to accounts receivable, reserves for Allowance Accounts, customer markdowns, and destroyed in field and (ii) with respect to inventory, inventory classified as long term assets and capitalized costs. The “other reserves” established under this clause (h) shall not include any amounts attributable to Bank Products, such amounts shall be included in the Bank Product Reserve. The “other reserves” established under this clause (h) shall also not include any amount included in the Second Lien Reserve.

Section 2.3. Amendment to definition of “Eligible Accounts Receivable” in Section 1.01 (Definitions). Clause (vi) of the definition of “Eligible Accounts Receivable” contained in Section 1.01 of the Agreement is amended in its entirety to read as follows:

(vi) the account is subject to no Lien, except for the security interest in favor of the Collateral Agent, for the ratable interest of the Administrative Agent and the Banks, under the Loan Documents, and the security interest in favor of the Second Lien Term Lender, subject to the terms of the Intercreditor Agreement;

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Section 2.4. Additions to Section 1.01 (Definitions). Each of the following definitions are added to Section 1.01 of the Agreement in proper alphabetical order and shall read as follows:

“Intercreditor Agreement” means that certain Intercreditor Agreement, substantially in the form of Exhibit H hereto, to be executed among the Collateral Agent, the Administrative Agent, the Second Lien Term Lender and the Borrower.

“Second Lien Credit Agreement” means that certain Credit Agreement (Second Lien) dated June 12, 2012 (as amended, supplemented and otherwise modified in accordance with its terms and the terms of the Intercreditor Agreement) between the Borrower and the Second Lien Term Lender.

“Second Lien Documents” means the Second Lien Credit Agreement the security agreement executed pursuant thereto and the Second Lien License, as the same may be amended or otherwise modified from time to time.

“Second Lien License” means an agreement substantially in the form of Exhibit I hereto pursuant to which the Subsidiaries who own the trademarks and other intellectual property used to manufacture or dispose of the inventory covered by the security agreement securing the Second Lien Loan or which are otherwise used in connection with such inventory, grant to the Second Lien Term Lender a worldwide, limited, royalty-free, fully paid-up license and right to use such intellectual property to liquidate the inventory encumbered by such security agreement.

“Second Lien Loan” means the loan made pursuant to the Second Lien Credit Agreement.

“Second Lien Maturity Date” means the maturity date of the Second Lien Loan provided for in the Second Lien Credit Agreement.

“Second Lien Reserve” means, at any time of determination, an amount equal to the aggregate outstanding principal amount of the Second Lien Loan plus all unpaid interest accrued thereon. The Second Lien Reserve shall only be in effect during the period from and including the date 60 days prior to the Second Lien Maturity Date if the Second Lien Loan is outstanding on such date to and excluding the first date thereafter when the Second Lien Loan has been repaid in full.

“Second Lien Term Lender” means JPMorgan Chase Bank, N.A. in its capacity as a lender to the Borrower under the Second Lien Credit Agreement.

Section 2.5. Amendment to Section 4.15 (Licenses; Trademarks; Distribution Agreements). Clause (b) of Section 4.15 of the Agreement is amended in its entirety to read as follows:

(b) Except as set forth in Schedule 4.15 as of the Effective Date, all of the License Agreements and Distribution Agreements listed on Schedule 4.15 are in full force and effect and constitute legal, valid and binding obligations of Borrower; there have not been and there currently are not any defaults thereunder by the Borrower or, to the best of its knowledge, by any other party which could cause such License Agreement or Distribution Agreement to be canceled, revoked or terminated; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by Borrower or, to the best of its knowledge, by any other party thereunder. As of the Effective Date, Borrower owns or has a right to use all the trademarks, copyrights, patents and applications for any of the foregoing listed on Schedule 4.15(a)(ii) and, except as set forth thereon or as permitted herein, pays no royalty under any of them and has the exclusive right to bring

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actions for the infringement thereof. Except as set forth on Schedule 4.15 as of the Effective Date, (i) no product made by Borrower violates any License Agreement or Distribution Agreement listed on Schedule 4.15, and (ii) no material amount of product sold by Borrower infringes any trademark, trade name, service mark, copyright, know–how, patent or application for any of the foregoing of any other Person. Except as listed on Schedule 4.15 as of the Effective Date, there is no pending or, to the best of its knowledge, threatened claim or litigation against Borrower contesting the right of Borrower to use any of the trademarks listed on Schedule 4.15 or the validity of any of the License Agreements, Distribution Agreements, copyrights and patents listed on Schedule 4.15 or asserting the misuse thereof which if adversely determined would have a Material Adverse Effect.

Section 2.6. Amendment to Section 4.19 (Lockbox Accounts). Section 4.19 of the Agreement is amended in its entirety to read as follows:

Section 4.19. Lockbox Accounts. As of the Effective Date, Schedule 4.19 correctly identifies all Lockbox Accounts owned by the Borrower and each Guarantor and the institutions holding such accounts. No Person other than the Agents, the Second Lien Term Lender, and the institution at which a lockbox account is held, has control over any lockbox account owned by the Borrower or by any Guarantor.

Section 2.7. Amendment to Section 5.10 (Negative Pledge). Section 5.10 of the Agreement is amended to (a) delete the “or” at the end of clause (f) thereof, (b) replace the “.” at the end of clause (g) thereof with “; or”, and (c) add a new clause (h) which shall read in its entirety as follows:

(h) Liens encumbering the Collateral owned by the Borrower in favor of the Second Lien Term Lender to secure the Indebtedness permitted under Section 5.15(g), subject to the terms of the Intercreditor Agreement.

Section 2.8. Amendment to Section 5.15 (Indebtedness). Section 5.15 of the Agreement is amended to (a) delete the “or” at the end of clause (d) thereof, (b) replace the “.” at the end of clause (e) thereof with “;”, and (c) add new clauses (f) and (g) which shall read in their respective entireties as follows:

(f) Indebtedness of the Borrower consisting of the deferred purchase price for the acquisition of certain licenses and other assets from Give Back Brands in an aggregate amount not to exceed $33,000,000 at any time; and

(g) Indebtedness of the Borrower arising under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $30,000,000 at any time and any Permitted Refinancings thereof.

Section 2.9. Amendment to Section 5.21 (Restriction on Payment of Indebtedness). Section 5.21 of the Agreement is amended in its entirety to read as follows:

Section 5.21 Restriction on Payment of Indebtedness. Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on the Senior Notes, the Convertible Bonds, the Second Lien Loan and any refinancing of any of the foregoing Indebtedness (collectively, the “Significant Debt”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Significant Debt, except:

(a) payment of regularly scheduled interest and principal payments as and when due, other than payments in respect of any subordinated Indebtedness prohibited by the subordination provisions thereof;

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(b) refinancing of the Significant Debt to the extent permitted by Section 5.15;

(c) prepayments on the Second Lien Loan which are made after February 1, 2013 but only if: (i) no Default exists or would result from the making of such prepayment, (ii) the sum of the following must equal or exceed $35,000,000 each day during the thirty day period ending on the date of the proposed prepayment: (A) the sum of the balances of the Borrower’s domestic cash, domestic cash equivalents and Borrowing Base Capacity minus (B) the amount of the prepayment on the Second Lien Loan and (iii) the Borrower shall have delivered to the Administrative Agent a certificate certifying as to its compliance with the forgoing clauses (i) and (ii) and shall show in reasonable detail the calculation required by clause (ii);

(d) any prepayment, purchase, redemption, or other acquisition of any of the Significant Debt (each a “Prepayment”) from the Net Proceeds of an equity offering or, with respect to the Convertible Bonds, the conversion thereof into the underlying common stock of the Borrower; and

(e) any other Prepayment which is not a prepayment of the loan made pursuant to the Second Lien Documents and which is otherwise not permitted by clause (d) preceding but only if:

(i) no Default exists or would result;

(ii) if the Prepayment is made:

(A) during the period from and including February 1 to and including August 31, then the sum of the following must equal or exceed $25,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the sum of the balances of the Borrower’s domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the calculation date; minus (y) the amount of the Prepayment; or

(B) during the period from and including September 1 to and including January 31, then the sum of the following must equal or exceed $35,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the sum of the balances of the Borrower’s domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the calculation date; minus (y) the amount of the Prepayment; and

(iii) the Borrower shall have delivered to the Administrative Agent a certificate certifying as to its compliance with the forgoing clauses (i) and (ii) and shall show in reasonable detail the calculation required by clause (ii).

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Section 2.10. Amendment to Section 5.22 (Lockbox and Deposit Accounts). Section 5.22 of the Agreement is amended in its entirety to read as follows:

Section 5.22. Lockbox and Deposit Accounts. Borrower shall not, and shall not permit any Guarantor to, open any new lockbox account or otherwise utilize any such lockbox account other than the lockbox accounts identified on Schedule 4.19 unless it shall have given the Administrative Agent thirty (30) days prior written notice thereof and shall have taken all action deemed necessary or desirable by the Administrative Agent to cause the Collateral Agent’s security interest in the proceeds of Collateral to be perfected and protected. Borrower will not, nor will it permit any Guarantor to, give any party (other than the depository institution holding the Lockbox Account, the Collateral Agent or the Second Lien Term Lender) control over any Lockbox Account. At any time and from time to time within fifteen days of the Administrative Agent’s request, the Borrower shall provide the Administrative Agent with a list identifying all deposit accounts owned by the Borrower and each Guarantor and the institutions holding such accounts.

Section 2.11. Amendment to Section 6.04 (Status of Accounts). Subclause (xi) of Section 6.04(a) of the Agreement is amended in its entirety to read as follows:

(xi) they have not been pledged to any Person other than the Collateral Agent and the Second Lien Term Lender.

Section 2.12. Addition of Exhibit H. Exhibit H is added to the Agreement immediately following Exhibit G thereto and such new Exhibit H shall read as Exhibit H attached hereto. Each of the Banks party hereto directs and authorizes the Agents to enter into the Intercreditor Agreement on behalf of the Banks.

Section 2.13. Addition of Exhibit I. Exhibit I is added to the Agreement immediately following Exhibit H thereto and such new Exhibit I shall read as Exhibit I attached hereto.

Section 2.14. Consent to Second Lien License. Borrower and the Guarantors have requested that the Required Banks consent to each Guarantor’s departure from the Section 5.11(b) of the Agreement (which imposes restrictions on the disposition of assets) in order to permit the Guarantors to enter into the Second Lien License. Subject to the satisfaction of the conditions precedent described in Article III hereof, each of the undersigned Banks consent to each Guarantor’s departure from restrictions of Section 5.11(b) of the Agreement for purposes of allowing the Guarantors to enter into the Second Lien License and agree that such departure will not result in an Event of Default under the Agreement. The Borrower and, by its execution of this Amendment below, each Guarantor agree that the consent set forth herein shall not be deemed a consent to the departure from or waiver of (a) Section 5.11(b) of the Agreement for any purpose other than to permit the execution and delivery of the Second Lien License or (b) any other covenant or condition in any Loan Document or (c) any Event of Default that otherwise may arise as a result of thereof.

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ARTICLE III.

Conditions Precedent

Section 3.1. Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent (the date upon which such conditions precedent are satisfied, the “Effective Date”):

(a) The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Required Banks;

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Borrower and the Guarantors, the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to this Amendment reasonably requested by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent and its counsel;

(c) The Administrative Agent shall have received a true, correct and complete copy of the Intercreditor Agreement executed by all the parties thereto;

(d) The Administrative Agent shall have received true, correct and complete copies of the Second Lien Documents;

(e) The Administrative Agent shall have received all fees due and payable pursuant to Section 9.03 of the Agreement to the extent invoiced at least two Business Days prior to the Effective Date and the fees set forth in that certain Fee Letter dated the date hereof between the Administrative Agent and the Borrower;

(f) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects (which materiality exception will not apply to representations qualified by materiality standards) as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to an earlier date (which representations and warranties shall be true and correct in all material respects as of such earlier date); and

(g) No Default shall exist.

ARTICLE IV.

Miscellaneous

Section 4.1. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agents and the Banks party hereto agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

Section 4.2. Representations and Warranties. The Borrower hereby represents and warrants to the Agents and the Banks as follows: (a) no Default exists; (b) the representations and warranties set

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forth in the Loan Documents are true and correct in all material respects (which materiality exception will not apply to representations qualified by materiality standards) on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to an earlier date (which representations and warranties are true and correct in all material respects as of such earlier date); and (c) after giving effect to this Amendment, each Acquisition is a Permitted Acquisition, all Indebtedness assumed in connection with the Acquisition involving Give Back Brands shall be repaid in full on the date of the closing of that Acquisition and no Default will result from either Acquisition.

Section 4.3. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the right of any Agent or any Bank to rely upon them.

Section 4.4. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 4.5. Expenses of Administrative Agent. To the extent set forth in Section 9.3 of the Agreement, the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent’s legal counsel provided it sends an invoice to the Borrower beforehand and addresses reasonable questions.

Section 4.6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 4.7. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 4.8. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agents, each Bank, the Borrower, each Guarantor and their respective successors and assigns, except neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Any assignment in violation of this Section 4.8 shall be void.

Section 4.9. Effectiveness; Counterparts. This Amendment shall become effective when the Administrative Agent shall have received this Amendment duly executed by the Borrower, the collateral Agent, the Guarantors and the Banks. This Amendment may be executed in one or more counterparts and on telecopy or other electronic counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.

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Section 4.10. Effect of Waiver. No consent or waiver, express or implied, by any Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 4.11. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 4.12. ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 4.13. Required Banks. Pursuant to Section 9.05 of the Agreement, the Agreement may be modified as provided in this Amendment with the agreement of the Required Banks which means Banks having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Banks with Committed Exposure of more than fifty percent (50%) of the aggregate Committed Exposure (such percentage applicable to a Bank, herein such Bank’s “Required Bank Percentage”). For purposes of determining the effectiveness of this Amendment, each Bank’s Required Bank Percentage is set forth on Schedule 4.13 hereto.

Executed as of the date first written above.

ELIZABETH ARDEN, INC., as the Borrower

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance & Corporate Development

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), individually as a Bank, an Issuing Bank and as Administrative Agent

By:	/s/ Christy L. West
Christy L. West, Authorized Officer

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BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as Collateral Agent and a Bank

By:	/s/ Seth Tyminski
Seth Tyminski, Vice President

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OTHER BANKS:

WELLS FARGO CAPITAL FINANCE, LLC (successor in interest to Wachovia Bank, National Association)

By:	/s/ Mark Bradford
Mark Bradford, Senior Vice President

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PNC BANK, NATIONAL ASSOCIATION (successor in interest to National City Business Credit, Inc.)

By:	/s/ Timothy Canon
Timothy Canon, Vice President

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U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Christopher Fudge
Christopher Fudge, Vice-President

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HSBC BANK USA, N.A.

By:	/s/ Darren Pinsker
Darren Pinsker, Senior Vice President

HSBC BANK Plc

By:	/s/ Christopher R. Clarke
Christopher R. Clarke, Corporate Banking Relationship Manager

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HARRIS, N.A.

By:	/s/ Craig Thistlethwaite
Craig Thistlethwaite, Director

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CONSENT OF GUARANTORS AND REAFFIRMATION OF LOAN DOCUMENTS

Each of the Guarantors consent and agree to this Amendment (including without limitation, the provisions of Sections 2.14, 4.1 and 4.2 hereof) and agree that (i) the obligations secured by the Security Agreement and guaranteed under the Guarantee Agreement include without limitation, the “Obligations” as defined in the Agreement and (ii) all the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

FD MANAGEMENT, INC.
DF ENTERPRISES, INC.
ELIZABETH ARDEN INTERNATIONAL HOLDING, INC., (formerly FFI International, Inc.)
RDEN MANAGEMENT, INC.
ELIZABETH ARDEN (FINANCING), INC.
ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Marcey Becker
Marcey Becker, Vice President of each Guarantor
President & Treasurer

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Schedule 4.13

to

Elizabeth Arden, Inc.

First Amendment to Third Amended and Restated Credit Agreement

Required Bank Percentage

Name of Bank	Required Bank Percentage	Banks Agreeing to First Amendment (insert % from prior column if Lender signs this Amendment then total percentages in this column)
JPMorgan Chase Bank, N.A.	23.333333333%	23.333333333%
Bank of America, N.A.	20.000000000%	20.000000000%
HSBC Bank USA, N.A.	8.500000000%	8.500000000%
HSBC Bank PLC	5.666666667%	5.666666667%
Wells Fargo Capital Finance, LLC	14.166666667%	14.166666667%
U.S. Bank National Association	13.333333333%	13.333333333%
Harris, N.A.	10.000000000%	0.00%
PNC Bank, National Association	5.000000000%	5.000000000%

TOTAL	100.000%	90.00%

SCHEDULE 4.13, Solo Page

Exhibit H

to

Elizabeth Arden, Inc.

First Amendment to Third Amended and Restated Credit Agreement

Form of Intercreditor Agreement

Exhibit H, Cover Page

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”), dated as of June 12, 2012, among BANK OF AMERICA, N.A., as Collateral Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Collateral Agent”) for the First Priority Secured Parties (as defined below), JPMORGAN CHASE BANK, N.A., as administrative agent for the First Priority Secured Parties (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Representative”), JPMORGAN CHASE BANK, N.A. (in its individual capacity, with its successors and assigns, and as more specifically defined below, the “Second Priority Secured Party”) and ELIZABETH ARDEN, INC., a Florida corporation (the “Borrower”).

RECITALS:

The Borrower, the First Priority Representative, the First Priority Collateral Agent and certain financial institutions and other entities are parties to that certain Third Amended and Restated Credit Agreement dated as of January 21, 2011 (the “Existing First Priority Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Borrower; and

The Borrower and Second Priority Secured Party are parties to that certain Credit Agreement (Second Lien) dated as of June 12, 2012 (the “Existing Second Priority Agreement”), pursuant to which the Second Priority Secured Party agreed to make a term loan to the Borrower; and

The Borrower has granted to the First Priority Collateral Agent security interests in the Common Collateral as security for payment and performance of the First Priority Obligations; and

Pursuant to the terms of the Existing First Priority Agreement the Borrower may not grant additional security interests in the Common Collateral without the consent of the requisite number of First Priority Creditors thereunder; and

The Borrower proposes to grant to the Second Priority Secured Party junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations; and

The First Priority Creditors under the Existing First Priority Agreement have agreed to permit the grant of such junior security interests to the Second Priority Secured Party on the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms. The following terms, as used herein, have the following meanings:

“Additional First Priority Agreement” means any agreement approved for designation as such by the First Priority Representative and the Second Priority Secured Party.

“Additional Second Priority Agreement” means any agreement approved for designation as such by the First Priority Representative and the Second Priority Secured Party.

INTERCREDITOR AGREEMENT, Page 2

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Cash Management Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any First Priority Secured Party (or any of its affiliates) in respect of treasury management arrangements, depositary or other cash management services.

“Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.

“Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the Borrower.

“DIP Financing” has the meaning set forth in Section 5.2.

“Enforcement Action” means, with respect to the First Priority Obligations or the Second Priority Obligations, the exercise of any remedial rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies with respect to the Common Collateral under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Existing First Priority Agreement” has the meaning set forth in the first Recital clause of this Agreement.

“Existing Second Priority Agreement” has the meaning set forth in the second Recital clause of this Agreement.

“First Priority Agreement” means the collective reference to (a) the Existing First Priority Agreement, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement, any Additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.

“First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.

“First Priority Collateral Agent” has the meaning set forth in the introduction to this Agreement but shall also include any Person identified as the “First Priority Collateral Agent” in any First Priority Agreement other than the Existing First Priority Agreement.

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“First Priority Creditors” means the “Banks” as defined in the First Priority Agreement, any affiliate of any Bank that is owed any of the First Priority Obligations, and each other Persons that is designated under the First Priority Agreement as the “First Priority Creditors” for purposes of this Agreement.

“First Priority Documents” means the First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.

“First Priority Guarantee” means any guarantee by any Loan Party of any or all of the First Priority Obligations.

“First Priority Lien” means any Lien created by the First Priority Security Documents.

“First Priority Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Priority Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Priority Agreement, (c) all Hedging Obligations, (d) all Cash Management Obligations, (e) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, and (f) all other “Obligations” as defined in the First Priority Agreement, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, the Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Party, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (b) all commitments to extend credit under the First Priority Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Priority Security Documents), and (d) either (i) the First Priority Representative has delivered a written notice to the Second Priority Secured Party stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the First Priority Secured Parties or (ii) the events described in clauses (a), (b) and (c) have occurred, the Borrower shall have delivered to the First Priority Representative a written notice requesting that the First Priority Representative deliver the written notice in accordance with clause (i) and the First Priority Representative shall not have, within 10 business days of receipt of such notice from the Borrower either (A) provided the written notice in accordance with clause (i) or (B) provided a written notice to the Borrower and the Second Priority Secured Party stating that the events described in clauses (a), (b) and (c) have not occurred to the satisfaction of the First Priority Secured Parties.

“First Priority Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement First Priority Agreement, the First Priority Representative shall be the Person identified as such in such Agreement.

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“First Priority Secured Parties” means the First Priority Representative, the First Priority Collateral Agent, the First Priority Creditors and any other holders of the First Priority Obligations.

“First Priority Security Documents” means the “Security Agreement” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.

“Hedging Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any First Priority Creditor (or any of its affiliates) in respect of any swap agreement or hedge agreement in respect of interest rates, currency exchange rates or commodity prices.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means the Borrower and each direct or indirect subsidiary of the Borrower that is now or hereafter becomes a party to any First Priority Document. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement”.

“Second Priority Agreement” means the collective reference to (a) the Existing Second Priority Agreement, (b) any Additional Second Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Priority Agreement, any Additional Second Priority Agreement or any other agreement or instrument referred to in this clause (c). Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.

“Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower in which a Lien is granted or purported to be granted to the Second Priority Secured Party as security for any Second Priority Obligation.

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“Second Priority Documents” means each Second Priority Agreement and each Second Priority Security Document.

“Second Priority Lien” means any Lien created by the Second Priority Security Documents.

“Second Priority Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under the Second Priority Agreement, and (b) all fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of the Borrower, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Party, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Secured Party” has the meaning set forth in the introductory paragraph hereof, but shall also include any Person identified as a “Second Priority Secured Party” in any Second Priority Agreement other than the Existing Second Priority Agreement and any other holder of the Second Priority Obligations.

“Second Priority Security Documents” means the “Security Agreement” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Party.

“Unasserted Contingent Obligations” shall mean, at any time, First Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.2 Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.

SECTION 2. Lien Priorities.

2.1 Subordination of Liens. (a) Any and all Liens now existing or hereafter created or arising in favor of the Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor

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of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which the Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) No First Priority Secured Party nor the Second Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any First Priority Secured Party or the Second Priority Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties or the Second Priority Secured Party, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Party with respect to the Common Collateral shall be as set forth herein.

2.2 Nature of First Priority Obligations. The Second Priority Secured Party acknowledges that a portion of the First Priority Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Party and without affecting the provisions hereof, but only so long as, except in the case of any DIP Financing, any such obligations are permitted to be incurred pursuant to the Second Priority Documents as in effect on the date of this Agreement. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.

2.3 Agreements Regarding Actions to Perfect Liens. (a) The Second Priority Secured Party agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Secured Party shall be in form satisfactory to the First Priority Representative.

(b) Each of the First Priority Representative and the First Priority Collateral Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over, or to the extent is it granted access to or other rights with respect to any, Common Collateral pursuant to the First Priority Security Documents (including pursuant to any deposit account control agreement, securities account control agreement, lien acknowledgment, landlord waiver, subordination or access agreement or any other documentation), such possession, control or other rights is also for the benefit of the Second Priority Secured Party solely to the extent required to perfect or protect their security interest in the Common Collateral or to the extent required to obtain access to or rights in the Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second

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Priority Security Documents, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (i) deliver to the Second Priority Secured Party, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Party and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.4 No New Liens. So long as the First Priority Obligations Payment Date has not occurred, the parties hereto agree that (a) there shall be no Lien, and Borrower shall not have any right to create any Lien, on any assets of the Borrower securing any Second Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations and (b) if the Second Priority Secured Party shall acquire or hold any Lien on any assets of the Borrower securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Secured Party, upon demand by the First Priority Representative, will without the need for any further consent of the Second Priority Secured Party, notwithstanding anything to the contrary in any other Second Priority Document either (i) release such Lien or (ii) assign it to the First Priority Representative as security for the First Priority Obligations (in which case the Second Priority Secured Party may retain a junior lien on such assets subject to the terms hereof). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Secured Party agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

SECTION 3. Enforcement Rights.

3.1 Exclusive Enforcement. Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against the Borrower, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of the Second Priority Secured Party, but subject to the provisos set forth in Sections 3.2 and 5.1. Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion.

3.2 Standstill and Waivers. The Second Priority Secured Party agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1, in its capacity as the Second Priority Secured Party:

(a) it will not take or cause to be taken any Enforcement Action;

(b) it will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give the Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;

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(c) it will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by any First Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party;

(d) it has no right to (i) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);

(e) it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents; and

(f) it will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.

provided that, notwithstanding the foregoing, the Second Priority Secured Party may exercise its rights and remedies in respect of the Common Collateral under the Second Priority Security Documents or applicable law after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the First Priority Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an “Event of Default” under and as defined in the Second Priority Agreement; provided, further, however, that, notwithstanding the foregoing, in no event shall the Second Priority Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any First Priority Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to any of the Common Collateral (prompt notice of such exercise to be given to the Second Priority Secured Party) or (ii) an Insolvency Proceeding in respect of the Borrower shall have been commenced; and provided, further, that in any Insolvency Proceeding commenced by or against the Borrower, the Second Priority Secured Party may take any action expressly permitted by Section 5.

3.3 Judgment Creditors. In the event that the Second Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations are subject to the terms of this Agreement.

3.4 Cooperation. The Second Priority Secured Party agrees that it shall take such actions as the First Priority Representative or the First Priority Collateral Agent shall request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.

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3.5 No Additional Rights For the Borrower Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or the Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Borrower shall not be entitled to use such violation as a defense to any action by any First Priority Secured Party or the Second Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or the Second Priority Secured Party.

3.6 Actions Upon Breach. (a) If the Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Borrower or the Common Collateral, the Borrower, with prior written notice to the First Priority Secured Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of the Borrower.

(b) Should the Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party (in its own name or in the name of the Borrower) or the Borrower may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) the Second Priority Secured Party waives any defense that the Borrower and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

3.7 Option to Purchase. (a) The First Priority Representative agrees that it will give the Second Priority Secured Party written notice (the “Enforcement Notice”) within five business days after commencing any Enforcement Action with respect to Common Collateral (which notice shall be effective for all Enforcement Actions taken after the date of such notice so long as the First Priority Representative is diligently pursuing in good faith the exercise of its default or enforcement rights or remedies against, or diligently attempting in good faith to vacate any stay of enforcement rights of its senior Liens on a material portion of the Common Collateral, including, without limitation, all Enforcement Actions identified in such notice). The Second Priority Secured Party shall have the option, by irrevocable written notice (the “Purchase Notice”) delivered by the Second Priority Secured Party to the First Priority Representative and the First Priority Collateral Agent no later than five business days after receipt by the Second Priority Secured Party of the Enforcement Notice, to purchase all of the First Priority Obligations from the First Priority Secured Parties. If the Second Priority Secured Party so delivers the Purchase Notice, the First Priority Representative shall terminate any existing Enforcement Actions and shall not take any further Enforcement Actions, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 3.7.

(b) On the date specified by the Second Priority Secured Party in the Purchase Notice (which shall be a business day not less than five business days, nor more than ten business days, after receipt by the First Priority Representative of the Purchase Notice), the First Priority Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Second Priority Secured Party electing to purchase pursuant to Section 3.7(a) (the “Purchasing Parties”), and the Purchasing Parties shall purchase (the “Purchase”) from the First Priority Secured Parties, the First Priority Obligations; provided, that the First Priority Obligations purchased shall not include any rights of First Priority Secured Parties with respect to indemnification and other obligations of the Loan Parties under the First Priority Documents that are expressly stated to survive the termination of the First Priority Documents (the “Surviving Obligations”).

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(c) Without limiting the obligations of the Loan Parties under the First Priority Documents to the First Priority Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall (i) pay to the First Priority Secured Parties as the purchase price (the “Purchase Price”) therefor the full amount of all First Priority Obligations then outstanding and unpaid (including principal, interest, fees, breakage costs, attorneys’ fees and expenses, and, in the case of any Hedging Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Hedging Obligations on the date of the Purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Hedging Obligations, (ii) furnish cash collateral (the “Cash Collateral”) to the First Priority Secured Parties in such amounts as the relevant First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any outstanding letters of credit (not to exceed 105% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the First Priority Secured Parties for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the First Priority Obligations and/or as to which the First Priority Secured Parties have not yet received final payment and (iv) agree, after written request from the First Priority Representative, to reimburse the First Priority Secured Parties in respect of indemnification obligations of the Loan Parties, if any, under the First Priority Documents as to matters or circumstances known to the Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the First Priority Secured Parties, provided that, in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Common Collateral received by the Purchasing Parties.

(d) The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Priority Representative as it shall designate to the Purchasing Parties. The First Priority Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First Priority Secured Parties in accordance with the First Priority Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account prior to 12:00 Noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account later than 12:00 Noon, New York City time.

(e) The Purchase shall be made without representation or warranty of any kind by the First Priority Secured Parties as to the First Priority Obligations, the Common Collateral or otherwise and without recourse to the First Priority Secured Parties, except that the First Priority Secured Parties shall represent and warrant: (i) the amount of the First Priority Obligations being purchased, (ii) that the First Priority Secured Parties own the First Priority Obligations free and clear of any liens or encumbrances and (iii) that the First Priority Secured Parties have the right to assign the First Priority Obligations and the assignment is duly authorized.

SECTION 4. Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.

4.1 Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral in connection with an Enforcement Action, whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Second Priority

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Secured Party for application in accordance with the Second Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by the Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and the Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Secured Party (which authorization, being coupled with an interest, is irrevocable).

4.2 Releases of Second Priority Lien. (a) Upon any release, sale or disposition of Common Collateral permitted pursuant to the terms of the First Priority Documents that results in the release of the First Priority Lien on any Common Collateral (excluding any sale or other disposition that is expressly prohibited by the Second Priority Agreement as in effect on the date hereof (or as amended to the extent that any corresponding amendment is made to any comparable First Priority Document) unless such sale or disposition is consummated in connection with an Enforcement Action or consummated after the institution of any Insolvency Proceeding), the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.

(b) The Second Priority Secured Party shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall request to evidence any release of the Second Priority Lien described in paragraph (a). The Second Priority Secured Party hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Secured Party and in the name of the Second Priority Secured Party or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3 Inspection Rights and Insurance. (a) Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by the Second Priority Secured Party or liability to the Second Priority Secured Party.

(b) Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by the Borrower (except that the Second Priority Secured Party shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Priority Representative); (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral, in each case, to the extent permitted under the First Priority Documents.

INTERCREDITOR AGREEMENT, Page 12

SECTION 5. Insolvency Proceedings.

5.1 Filing of Motions. Until the First Priority Obligations Payment Date has occurred, the Second Priority Secured Party agrees that it shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case that (a) violates, or is prohibited by, this Section 5 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (b) asserts any right, benefit or privilege that arises in favor of the Second Priority Secured Party or Second Priority Secured Party, in whole or in part, as a result of their interest in the Common Collateral or in the Second Priority Lien (unless the assertion of such right is expressly permitted by this Agreement) or (c) challenges the validity, priority, enforceability or voidability of any Liens or claims held by the First Priority Representative or any other First Priority Secured Party, or the extent to which the First Priority Obligations constitute secured claims under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Secured Party may file a proof of claim in an Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Secured Party imposed hereby.

5.2 Financing Matters. If the Borrower becomes subject to any Insolvency Proceeding, and if the First Priority Representative or the other First Priority Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to the Borrower under the Bankruptcy Code or to consent (or not object) to the provision of such financing to the Borrower by any third party (any such financing, “DIP Financing”), then the Second Priority Secured Party agrees that it (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph 5.4 below and (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (i) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First Priority Secured Parties and (iii) to any “carve-out” agreed to by the First Priority Representative or the other First Priority Secured Parties, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

5.3 Relief From the Automatic Stay. The Second Priority Secured Party agrees that it will not seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.

5.4 Adequate Protection. The Second Priority Secured Party agrees that it shall not object, contest, or support any other Person objecting to or contesting, (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties or (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.2(b) (but subject to all other provisions of this Agreement, including, without limitation, Sections 5.2(a) and 5.3), in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Priority Secured Parties do not

INTERCREDITOR AGREEMENT, Page 13

object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Second Priority Secured Party may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement, (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties and (z) subject to the right of the First Priority Secured Parties to object thereto, the payment of post-petition interest at the pre-default rate (provided, in the case of this clause (z), that the First Priority Secured Parties have been granted adequate protection in the form of post-petition interest at a rate no lower than the pre-default rate), provided, however, that the Second Priority Secured Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event the Second Priority Secured Party seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Priority Secured Party agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under this Agreement. The Second Priority Secured Party agrees that except as expressly set forth in this Section it shall not seek or accept adequate protection without the prior written consent of the First Priority Representative.

5.5 Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of the Borrower, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Party agrees that it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to it shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6 Asset Dispositions in an Insolvency Proceeding. In an Insolvency Proceeding, the Second Priority Secured Party shall not oppose any sale or disposition of any assets of the Borrower that is supported by the First Priority Secured Parties, and the Second Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens on such assets.

5.7 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (b)

INTERCREDITOR AGREEMENT, Page 14

because of, among other things, their differing rights in the Common Collateral, the First Priority Obligations and the Second Priority Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and the Second Priority Secured Party in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Party agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Borrower in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Party), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Secured Priority Secured Party. The Second Priority Secured Party agrees to turn over to the First Priority Secured Parties amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Party.

5.8 No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Priority Secured Party not expressly permitted hereunder, including the seeking by the Second Priority Secured Party of adequate protection (except as provided in Section 5.4).

5.9 Other Matters. To the extent that the Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Secured Party agrees not to assert any of such rights without the prior written consent of the First Priority Representative unless expressly permitted to do so hereunder.

5.10 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

SECTION 6. Security Documents.

In the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of or action by the Second Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Priority Agreements), (a) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2 and provided there is a corresponding release of the Lien securing the First Priority Obligations, (b) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Party and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents without the consent of the Second Priority Secured Party and (c) notice of such amendment, waiver or consent shall be given to the Second Priority Secured Party no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

INTERCREDITOR AGREEMENT, Page 15

SECTION 7. Reliance; Waivers; etc.

7.1 Reliance. The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Secured Party expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative expressly waives all notices of the acceptance of and reliance by the Second Priority Secured Party.

7.2 No Warranties or Liability. The Second Priority Secured Party and the First Priority Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Secured Party and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.

SECTION 8. Obligations Unconditional.

8.1 First Priority Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Second Priority Secured Party (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;

(c) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or of the Second Priority Secured Party, or any Loan Party, to the extent applicable, in respect of this Agreement.

INTERCREDITOR AGREEMENT, Page 16

8.2 Second Priority Obligations Unconditional. All rights and interests of the Second Priority Secured Party hereunder, and all agreements and obligations of the First Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Second Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations or any First Priority Secured Party in respect of this Agreement.

SECTION 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.

9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligation Payment Date shall have occurred. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Party may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Borrower or any other Loan Party on the faith hereof.

9.3 Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative and the Second Priority Secured Party, and, in the case of amendments or modifications that directly affect the rights or duties of the Borrower, the Borrower.

(b) It is understood that the First Priority Representative and the Second Priority Secured Party, without the consent of any other First Priority Secured Party or any other party, may in their discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of the Borrower become First Priority Obligations or Second Priority Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes First Priority Obligations or Second Priority Obligations, provided, that such Additional Debt is permitted to be incurred by the First Priority Agreement and Second Priority Agreement then extant, and is permitted by said Agreements to be subject to the provisions of this Agreement as First Priority Obligations or Second Priority Obligations, as applicable.

9.4 Information Concerning Financial Condition of the Borrower and the other Loan Parties. The Second Priority Secured Party and the First Priority Representative hereby assume responsibility for

INTERCREDITOR AGREEMENT, Page 17

keeping itself informed of the financial condition of the Borrower and, to the extent applicable, each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations. The Second Priority Secured Party and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Priority Secured Party or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6 Submission to Jurisdiction. (a) Each First Priority Secured Party, the Second Priority Secured Party and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the any First Priority Secured Party or Second Priority Secured Party may otherwise have to bring any action or proceeding against the Borrower or its properties in the courts of any jurisdiction.

(b) Each First Priority Secured Party, the Second Priority Secured Party and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth in the applicable First Priority Agreement or Second Priority Agreement, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

INTERCREDITOR AGREEMENT, Page 18

9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Party and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.

9.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as (i) First Priority Representative for and on behalf of the First Priority Secured Parties and (ii) the Second Priority Secured Party

By:	/s/ Christy West
Christy West, Authorized Officer

INTERCREDITOR AGREEMENT, Page 19

BANK OF AMERICA, N.A., as First Priority Collateral Agent for and on behalf of the First Priority Secured Parties

By:	/s/ Seth Tyminski
Seth Tyminski, Vice President

ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance & Corporate Development

INTERCREDITOR AGREEMENT, Page 20

Exhibit I

to

Elizabeth Arden, Inc.

First Amendment to Third Amended and Restated Credit Agreement

Form of Second Lien License

Exhibit I, Cover Page

12 June 2012

JPMorgan Chase Bank, N.A.

2200 Ross Ave., 9th Floor

TX1-2921

Dallas, TX 75201

Attention: Christy L. West

Telephone No. (214) 965-2364

Telecopy No. (214) 965-2594

Re:	Security Agreement dated as of June 12, 2012 between Elizabeth Arden, Inc. (the “Grantor”) and JPMorgan Chase Bank, N.A. (the “Bank” and such agreement, as the same has been or may be amended, the “Security Agreement”). All capitalized terms used herein, unless otherwise defined herein, shall have the same meaning as in the Security Agreement.

Ladies and Gentlemen:

We understand that the Grantor has entered into the Security Agreement and granted you a security interest in, among other property, all Inventory under the terms thereof. Certain of the Inventory is manufactured and/or sold pursuant to, or with the use of, Intellectual Property that is owned or licensed by one or more of the undersigned (the “Subsidiaries”) and further licensed or sublicensed to the Grantor (all Intellectual Property owned by a Subsidiary and required for the manufacture, sale or other disposition of the Inventory, herein the “Subsidiary Intellectual Property”)

Each Subsidiary also understands that Bank is relying upon the execution and delivery of this letter agreement (the “Agreement”) by the Subsidiaries and the undertakings of each Subsidiary hereunder in making extensions of credit to the Grantor secured by the Security Agreement and further recognizes that the execution and delivery of this Agreement is a material inducement to the Bank in entering into the Credit Agreement and continuing to extend credit thereunder. Each Subsidiary acknowledges that there are no conditions to the full effectiveness of this Agreement.

In order to induce the Bank to extend credit to the Grantor under the Credit Agreement, each Subsidiary grants to the Bank a worldwide, limited, non-exclusive, royalty-free, fully paid-up license and right to use such Subsidiary’s Subsidiary Intellectual Property to liquidate the Inventory, until such time as all said Inventory has been fully sold or otherwise disposed of by the Bank in accordance with and pursuant to the Security Agreement. The foregoing license shall terminate once all the Obligations have been paid in full (other than contingent Obligations for which no claim has been made as of the date of termination).

Each Subsidiary represents and warrants to the Bank that (a) its execution, delivery and performance of this Agreement has been duly authorized by all necessary action on its part and does not and will not: (1) violate any provision of law applicable to such Subsidiary, the certificate of incorporation, bylaws, partnership agreement, membership agreement, or other applicable governing document of such Subsidiary or any order, judgment, or decree of any court or agency of government binding upon such Subsidiary; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under the Indenture (as defined in the Credit Agreement) or any other material contractual obligation of such Subsidiary; or (3) require any approval or consent of any party under any material contractual obligation of such Subsidiary; and (b) this Agreement constitutes such Subsidiary’s valid and binding agreement, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

Letter Agreement (Second Lien License), Page 1

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic communication), and all of said counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH SUBSIDIARY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH SUBSIDIARY AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

This Agreement embodies the final, entire agreement among the parties hereto and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Agreement, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. Each Subsidiary waives notice of the Bank’s acceptance of this Agreement.

Letter Agreement (Second Lien License), Page 2

Very truly yours,

DF ENTERPRISES, INC. FD MANAGEMENT, INC. ELIZABETH ARDEN INTERNATIONAL HOLDING, INC. ELIZABETH ARDEN (FINANCING), INC. ELIZABETH ARDEN TRAVEL RETAIL, INC. RDEN MANAGEMENT, INC.

By:	/s/ Marcey Becker
Marcey Becker, Vice President of each Subsidiary

Accepted and agreed to as of the date first written above

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christy L. West
Christy L. West, Authorized Officer

Letter Agreement (Second Lien License), Page 3